Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Spartan Total Market Index Fund, Spartan Extended Market Index Fund and Spartan International Index Fund of our reports dated April 19, 2011 on the financial statements and financial highlights included in the February 28, 2011 Annual Report to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
August 22, 2011